Exhibit 10.2

AGREEMENT

Between

1.               SCHLEICHER & SCHUELL GmbH, a company registered in Germany, whose registered office is at Hahnstrasse 3, D-37586 Dassel (“Supplier”); and

2.               UNIPATH LIMITED, a company registered in England and Wales with number 84258, whose registered office is at Priory Business Park, Bedford, MK 44 3UP (“Customer”).

Preamble

A.           The parties signed a SUPPLY of GOODS AGREEMENT (the “Agreement”) on July 28, 1998.

B.             According to Article 18.1 of the Agreement, Supplier may assign and/or otherwise dispose of any of its rights in said Agreement only with prior written consent of the Customer.  Due to restructuring of its business operations, Supplier wishes to transfer its rights under the Agreement to other companies belonging to Supplier’s group of companies and the Customer has agreed to this subject to the terms and conditions set out under this Agreement.

C.             By a sale agreement dated December 20, 2001, Customer was acquired by Inverness Medical Innovations, Inc., and Supplier has agreed that references to Unilever Group contained in the Agreement shall be amended accordingly.

IT IS NOW AGREED THAT:

1.               Subject to Clauses 3 and 4 of this Agreement and in consideration of the payment of £1 (the receipt of which the Customer acknowledges), Customer agrees that Supplier may dispose of the rights for marketing and sales under the Agreement by assigning them to Schleicher & Schuell BioScience GmbH, a company registered in Germany who registered office is at D-37582 Dassel (registration number with the Trade Register of Einbeck is 1462). The assignment in this Clause shall be deemed to take effect as of November 1, 2001.

2.               Subject to Clauses 3 and 4 of this Agreement and the incorporation of a company to be called “Schleicher & Schuell MicroScience GmbH,” Customer agrees that Supplier shall have the right to dispose of the rights of production and quality control under the Agreement by assigning them to Schleicher & Schuell MicroScience GmbH.  Supplier will advise Customer of the relevant details regarding registered office and registration with trade register as they become available.

3.               Supplier agrees with Customer that the Assignments under Clauses 1 and 2 do not derogate or release the Supplier from any obligation under the Agreement.  Customer and Supplier agree that Clause (C) in the preamble of this Agreement do not derogate or release the Customer from any obligation under the Agreement.

4.               This agreement shall only enter into full force and effect regarding either assignee after each of them has issued a written statement by which it assumes all rights and obligations as mentioned under Clauses 1 and 2 under the Agreement and this agreement.

5.               The parties agree that the definition “Unilever Group” in the Agreement is deleted and replaced with the following:

“Inverness Group” means Inverness Medical Innovations, Inc. and any company in which it directly or indirectly owns or controls the voting rights attaching to not less than 50% or the issued Share Capital, or controls directly or indirectly the appointment of a majority of the board of management, and references to a member of the Inverness Group or a Inverness Group Company will be construed accordingly and the parties agree that references in the Agreement to “Unilever Group,” “a member of  the Unilever Group,” or “a Unilever Group Company” will be construed as references to “Inverness Group,” “a member of the Inverness Group,” or “a Inverness Group Company” respectively.

6.               This agreement shall be governed by the laws of England and Wales.

Date: 13-03-2002

illegible
Schleicher & Schuell GmbH

Date: 11.03.02

illegible
Schleicher & Schuell BioScience Gmbh

Date: 14/03/02

/s/ S. Pepper
Unipath Limited